Exhibit 99.1

April 18, 2006
For Immediate Release

Washington Mutual Reports First Quarter 2006 Earnings Per Share of 98 Cents
Board of Directors Increases Cash Dividend to 51 Cents

WaMu Free Checking™ Account Fuels Record Account Growth

Card Services Drives Strong Cross-Sell Results

SEATTLE - Washington Mutual, Inc. (NYSE: WM) today reported first quarter 2006 net income of $985 million, or $0.98 per diluted share, compared with net income of $902 million, or $1.01 per diluted share, in the first quarter of 2005.

Washington Mutual’s Board of Directors declared a cash dividend of 51 cents per share on the company’s common stock, up from 50 cents per share in the previous quarter. Dividends on the common stock are payable on May 15, 2006 to shareholders of record as of April 28, 2006.

“We are very pleased with our first quarter results,” said Kerry Killinger, Washington Mutual chairman and chief executive officer. “The company’s strong performance demonstrates the benefits of our continued diversification and enhanced operational focus. This past quarter we had particularly strong results in Retail Banking and Card Services.”

“These businesses added customers at a record pace and delivered significant revenue and earnings even in this difficult interest rate environment,” Killinger added.

Earnings Highlights	Three Months Ended
(In millions, except per share data)	March 31, 2006	December 31, 2005	March 31, 2005
Total revenue	$3,842	$3,843	$3,298
Net income	985	865	902
Diluted earnings per common share	0.98	0.85	1.01

Total assets, end of period	$348,667	$343,839	$319,696

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WaMu Free Checking™ account generates record level of new accounts. New product redefines free checking and adds more power to the company’s very effective Retail Banking model. Supported by a new national advertising campaign, response to the product has contributed to record account growth. Net new checking account growth of 340,000 represents a 68 percent increase in account growth from a year ago.

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Card Services drives strong customer growth. The growth in both the number of customers and in average balances was fueled by successfully cross-selling credit cards to WaMu retail customers. During the quarter, Card Services opened 256,000 WaMu retail credit card accounts for a total of 417,000 new WaMu accounts since the company added Card Services in October.

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Strong credit quality results in lower provisioning. The company’s credit performance continued to reflect the favorable consumer and housing environment. The credit card portfolio, in particular, demonstrated very low loss levels and stable delinquency rates. The change in bankruptcy law during last year’s fourth quarter precipitated a spike in filings in that quarter which led to an unusually low level of charge-offs this quarter and contributed to a much lower provision for Card Services during the quarter.

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Expense management focused on driving improved productivity to fund company growth. The company’s expense management is not just focused on cutting costs, it is focused on driving improved productivity so the company can fund its growth, as well as achieve its efficiency target. During the quarter, the efficiency ratio improved to 57.54 percent from 59.27 percent.

FIRST QUARTER FINANCIAL SUMMARY

Financial Summary	Three Months Ended
(In millions)	March 31, 2006	December 31, 2005	March 31, 2005
Income Statement
Net interest income	$2,117	$2,241	$1,963
Provision for loan and lease losses	82	217	16
Noninterest income	1,725	1,602	1,335
Noninterest expense	2,211	2,278	1,839
Income taxes	564	483	541
Net income	$985	$865	$902

Balance Sheet
Average total assets	$344,562	$349,931	$308,172
Average total deposits	191,034	196,799	175,185

Profitability Ratios
Return on average common equity	14.18%	12.49%	16.63%
Net interest margin	2.75	2.88	2.83
Efficiency ratio	57.54	59.27	55.77
Nonperforming assets/total assets	0.59	0.57	0.57
Tangible equity/total tangible assets	5.85	5.72	5.03

EARNINGS PERFORMANCE

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Net interest income impacted by rising short-term interest rates. Net interest income in the first quarter was down on a linked quarter basis as short-term interest rates increased and the yield curve continued to flatten. Compared with the first quarter a year ago, net interest income was up 8 percent, which reflected a 12 percent increase in average assets including the addition of Card Services’ higher-yielding credit card portfolio. Contributing to the 13 basis points decline in the net interest margin on a linked quarter basis was the impact of higher interest rates and the securitization of high yielding credit card loans. The decline in the net interest margin compared with a year ago reflected the tightening of Fed Funds by 200 basis points to 4.75 percent. In addition, in the first quarter of this year, the company adjusted its reporting for loan prepayment fees. The result of reclassifying these fees from noninterest income to interest income was an increase in the net interest margin of approximately 10 basis points for all prior periods, plus an additional 2 basis point decrease in the margin for the first quarter as prepayments slowed.

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Lower provision reflects continuing strong credit quality.  The provision for loan and lease losses was $82 million in the first quarter compared with $217 million in the previous quarter. Card Services had a lower provision on a linked quarter basis due, in part, to a 40 percent decline in net charge-offs. During last year’s fourth quarter, the company saw an unusually large number of credit card charge-offs due to a surge in bankruptcy filings in anticipation of the new bankruptcy law. Nonperforming assets as a percentage of total assets were up slightly totaling 59 basis points at quarter end, compared with 57 basis points at the end of the prior quarter and the end of the first quarter a year ago.

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Noninterest income up 8 percent on a linked quarter basis and 29 percent year over year. Noninterest income of $1.73 billion in the first quarter was up from $1.60 billion in the fourth quarter of 2005 and included $134 million from the partial settlement of the Home Savings goodwill litigation. Compared with the prior year, the increase in noninterest income also reflected the inclusion of Card Services, which added approximately $570 million from the sale and servicing of consumer loans and credit card fees.

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Noninterest expense was down 3 percent from the prior quarter. Positive variances for the quarter included a lower level of professional fees while advertising costs were lower in anticipation of the March 13 new free checking product launch and national media campaign. The increase in expenses compared with a year ago primarily reflects the addition of Card Services and the company’s growth initiatives, including the opening of 198 net new retail banking stores during the past twelve months.

BALANCE SHEET ACTIVITY

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Company strategically manages balance sheet. Average assets were down 2 percent on a linked quarter basis due to a reduction in the balance of loans held for sale, partially offset by the addition of hybrid loans to portfolio to meet the company’s asset/liability objectives. Compared with the first quarter of 2005, average assets were up 12 percent, reflecting the addition of approximately $13 billion of credit card assets during the fourth quarter and the company’s strong asset generation performance during 2005.

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Average deposits lower, but end of period balances showed steady growth. Although down on an average basis, total deposits rose 4 percent from year end. The increase reflected significant growth in most product categories towards the end of the quarter. Compared with the first quarter of 2005, average deposits were up $15.85 billion, or 9 percent, due to the inclusion of deposits from Providian and growth in both retail and wholesale deposits.

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Management maintains strong capital position. The company’s ratio of tangible equity to tangible assets was 5.85 percent at the end of the quarter. During the quarter, the company issued approximately $2 billion in Perpetual Non-Cumulative Preferred securities through a newly-established indirect subsidiary, Washington Mutual Preferred Funding LLC. These securities qualify as Tier 1 regulatory capital and are classified as minority interests on the balance sheet. The proceeds from these securities were used, in part, to repurchase shares of common stock. During the quarter, the company repurchased 47 million shares of common stock, 34 million of which were pursuant to an accelerated share repurchase agreement entered into with a dealer in March. The accelerated share repurchase agreement allowed the company to purchase the shares immediately from a dealer, with the dealer purchasing the same number of shares in the open market over the next several months. Total shares outstanding at March 31 of 959 million were down 4 percent from the end of 2005.

FIRST QUARTER OPERATING SEGMENT RESULTS

Retail Banking Group

Selected Segment Information	Three Months Ended
(In millions, except accounts and households)	March 31, 2006	December 31, 2005	March 31, 2005
Net interest income	$1,523	$1,457	$1,401
Provision for loan and leases losses	50	42	37
Noninterest income	741	756	638
Noninterest expense	1,160	1,175	1,058
Net income	660	628	595

Average loans	$189,142	$183,780	$177,635
Average retail deposits	139,062	140,212	132,982
Net change in retail checking accounts	340,157	203,190	202,134
Net change in retail households	210,000	143,000	150,000

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Checking accounts top 10 million with boost from WaMu Free Checking™ account. During the quarter, the company launched its new Free Checking product and a new national advertising campaign. Customer reception has been strong, helping to drive the opening of 340,000 new checking accounts in the first quarter, for a 67 percent increase in new accounts compared with the prior quarter, and in attracting 210,000 net new retail households.

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Retail Banking continues to show great strength. Net income of $660 million was up 5 percent from the fourth quarter of 2005 and up 11 percent from a year ago. Excluding the impact of portfolio management included in the segment, net income for the Retail Bank network was up 38 percent to $441 million from the same period a year ago.

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Retail Banking fees up 18 percent. Reflecting the strong growth in net new checking accounts and the positive effect of a change in fee structures, depositor and other retail banking fees of $578 million in the first quarter were up $88 million, or 18 percent, from the same quarter a year ago. The seasonal decline on a linked quarter basis of 1 percent compared favorably with a 5 percent decline for the same period a year ago.

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Small business activity continues its rapid growth. Focusing on the considerable growth opportunities in small business banking, the company opened 53,000 net new small business checking accounts during the quarter, up 28 percent from the prior quarter.

Card Services Group (on a managed basis)

Selected Segment Information	Three Months Ended
(in millions)	March 31, 2006	December 31, 2005	March 31, 2005
Net interest income	$614	$637	-
Provision for loan and lease losses	330	454
Noninterest income	345	352	-
Noninterest expense	289	268	-
Net income	210	166	-

Average managed receivables	$20,086	$19,472	-
30+ day managed delinquency rate	5.18%	5.07%	-
Managed net credit losses	5.79	7.28	-

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Average managed receivables top $20 billion with over 10 million customer accounts. Despite what is normally a seasonal paydown period, managed receivable growth benefited from solid marketing efforts in the company’s national programs and continued penetration of the WaMu retail customer base. During the quarter, Card Services opened approximately 750,000 new accounts, a third of which were WaMu retail customers. In addition, during the quarter, Card Services rolled out its branch-based preapproved direct marketing program.

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Card Services delivers strong results. The business continues to perform well with reported net income of $210 million, up 27 percent from the prior quarter. The increase was positively affected by stronger credit quality which led to a lower level of provisioning than in the fourth quarter of 2005. In addition, the integration process is going well and exceeding initial projections.

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The credit quality of the card portfolio continues to be strong. The 30+ day managed delinquency rate at March 31 was 5.18 percent of total managed receivables, up slightly from 5.07 percent at December 31. Managed net credit losses, at 5.79 percent were down from the fourth quarter’s 7.28 percent, a quarter during which bankruptcy-related charge-offs had increased significantly as borrowers sought bankruptcy protection in advance of the effective date of bankruptcy reforms.

Commercial Group

Selected Segment Information	Three Months Ended
(In millions)	March 31, 2006	December 31, 2005	March 31, 2005
Net interest income	$198	$222	$229
Noninterest income	13	109	75
Noninterest expense	68	66	54
Net income	88	164	155

Loan volume	$2,769	$2,932	$2,433
Average loans	31,011	30,950	29,563

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Commercial Group lending volume continues to be strong. Despite higher interest rates, total loan volume of $2.77 billion remained robust and reflects the company’s continued leading position in multi-family lending.

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Net income decline reflects higher short-term interest rates and asset sales in prior periods. During the quarter, net interest income declined 11 percent as borrowing costs rose more quickly than assets repriced. Noninterest income was down on a comparable basis due to asset sales in prior periods. During the fourth quarter, the company recorded a $55 million gain from the sale of commercial mortgage-backed securities, and in the first quarter a year ago, the sale of a real estate investment property generated $59 million in gain.

Home Loans Group

Selected Segment Information	Three Months Ended
(In millions)	March 31, 2006	December 31, 2005	March 31, 2005
Net interest income	$268	$415	$396
Noninterest income	408	324	747
Noninterest expense	599	656	611
Net income	38	45	323

Loan volume	$44,998	$48,701	$44,495
Average loans	34,586	51,073	38,903

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Difficult interest rate environment continues. The increase in short-term interest rates and the flat yield curve, in conjunction with a smaller portfolio of loans outstanding, contributed to the 35 percent decline in net interest income on a linked quarter basis.

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Noninterest income impacted by difficult environment. The slowing housing market contributed to the decline in gain on sale of loans compared with the prior quarter and last year’s first quarter. However, while sales volume was down from the prior quarter, the gain on sale margin improved. As expected, higher short-term interest rates and a flat yield curve significantly increased the cost of MSR risk management during the first quarter when compared with the prior periods. During the quarter, the total cost of MSR management was $151 million compared with a pro forma cost of $14 million in the fourth quarter of last year and pro forma net revenue of $213 million in the first quarter of last year. On a linked quarter basis, the lower gain on sale and higher MSR cost was offset by an increase in net mortgage loan servicing revenue, higher trading asset income and higher intersegment revenues.

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Efficiency initiatives reduce expenses. Noninterest expense of $599 million in the first quarter of 2006 was down as management continued to drive productivity and efficiency improvements. In addition, during the quarter, the company announced the consolidation of 26 processing offices down to 16 locations and the elimination of approximately 2,500 positions. Also, the realignment of Long Beach Mortgage under one management team in the Home Loans group will streamline and simplify operations.

COMPANY UPDATES

•	On March 3, 2006, the company announced the nomination of Regina Montoya for election to its board of directors.

•	The company recently hired James Corcoran as the new President of Retail Banking.

About Washington Mutual

Washington Mutual is one of the nation’s leading consumer and small business banks. At March 31, 2006, Washington Mutual and its subsidiaries had assets of $348.67 billion. The company was established in 1889 and currently operates more than 2,600 consumer and small business banking stores throughout the nation. Washington Mutual’s press releases are available at www.wamunewsroom.com.

Webcast information: A conference call to discuss the company’s financial results will be held on Tuesday, April 18, 2006, at 6:00 p.m. EDT and will be hosted by Kerry Killinger, chairman and chief executive officer and Tom Casey, executive vice president and chief financial officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 888-946-6301. Participants calling from outside the United States may dial 210-234-0006. The passcode “WaMu” is required to access the call. Via the Internet, the conference call is available on the Investor

Relations portion of the company’s web site at www.wamu.com/ir. A transcript of the prepared remarks will be available on the company’s web site prior to the call and archived for 30 days. A recording of the conference call will be available after 9:00 p.m. EDT on Tuesday, April 18, 2006, through 11:59 p.m. EDT on Friday, April 28, 2006. The recorded message will be available at 800-337-5620. Callers from outside the United States may dial 203-369-3253.

Forward Looking Statement

Our Form 10-K for 2005 and other documents that we file with the Securities and Exchange Commission have forward-looking statements. In addition, our senior management may make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are described in detail in our Form 10-K for 2005 and include: volatile interest rates impact the mortgage banking business; rising interest rates, unemployment and decreases in housing prices impact credit performance; risks related to the option adjustable-rate mortgage product; risks related to subprime lending; risks related to the integration of the Card Services business; risks related to credit card operations; changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders; competition from banking and nonbanking companies; general business and economic conditions, including movements in interest rates, the slope of the yield curve, and the potential overextension of housing prices in certain geographic markets; and negative public opinion impacts the company’s reputation. There are other factors not described in the Form 10-K for 2005 and which are beyond the Company’s ability to anticipate or control that could cause results to differ.

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Media Contact	Investor Relations Contact
Alan Gulick	Alan Magleby
Washington Mutual	Washington Mutual
206-377-3637	206-490-5182 (Seattle)
alan.gulick@wamu.net	212-336-6019 (New York)
alan.magleby@wamu.net